UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mac-Gray Corporation

(Name of Registrant as Specified In Its Charter)

Moab Partners, L.P. a Delaware limited partnership

Moab Capital Partners, LLC, a Delaware limited liability company

Michael M. Rothenberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 3, 2013, Moab Capital Partners, LLC, on behalf of Moab Partners, L.P. (collectively, “Moab”), a shareholder of Mac-Gray Corporation (the “Company”), issued the following press release urging shareholders of the Company to vote for the election of Moab’s two nominees as directors to the Company’s Board of Directors at the 2013 annual meeting of shareholders and responding to the letter to shareholders issued by the Company’s Board of Directors on April 30, 2013.

Press Release

Moab Partners Details Why Change is Needed at Mac-Gray

Dear fellow Mac-Gray shareholders:

We are soliciting your support to elect new directors to the Board of Directors (the “Board”) of Mac-Gray Corporation (“Mac-Gray”, or the “Company”) (NYSE:TUC) at the Annual Meeting of Stockholders which will be held on May 30, 2013 in Boston. Moab Capital Partners, LLC (“Moab”) is a long-time shareholder of Mac-Gray with a significant amount of our own capital at risk – 1,337,927 shares, or approximately 9.2% of Mac-Gray’s outstanding common stock. Moab has nominated two independent directors who will fight to change the conduct of the Board and put the interest of shareholders first. Moab believes change is needed to reverse a long history of declining performance.

MOAB URGES YOU NOT TO SIGN ANY PROXY CARD THAT IS SENT TO YOU BY THE COMPANY, EVEN AS A FORM OF PROTEST – PLEASE READ OUR PROXY AND MAKE AN INFORMED VOTE ON THE BLUE PROXY CARD.

Lost Shareholder Value

We believe the most important criteria for determining whether the Board and Management’s plan is working is Total Shareholder Return (“TSR”). Unfortunately, Mac-Gray’s TSR has severely underperformed the Russell 2000 Index over a one-year and three-year timeframe, which correspond to the post-recession period. Moreover, Mac-Gray has severely underperformed the Russell 2000 Index since the 2011 contested shareholder meeting, during which the Board argued that it had a credible strategy to create shareholder value. Interestingly, the Board again referred to the merits of this updated business plan as the basis for its decision to reject KP Capital’s $17.50 per share acquisition proposal in October 2011. Considering that, two years later, Mac-Gray’s share price is 30% below KP Capital’s offer and that recent share price performance has declined, it is fairly obvious that this touted “long-term strategy” is not working.

One Year TSR (through May 2, 2013)

Source: Bloomberg

Total Shareholder Return (as of 5/2/2013)	1-year	3-year	Since 4/18/2011 shareholder meeting (last proxy contest)
Mac-Gray Corp	-9.3%	12.8%	-15.7%
Russell 2000	18.2%	33.6%	17.8%

Source: Bloomberg. Not annualized.

Failure to Capitalize on Turnaround in Apartment Vacancy Rate

Previously, the Board has argued that Mac-Gray’s financial performance was impacted by the economic downturn. For instance, in its presentation dated May 5, 2011, Mac-Gray noted: “Unusually high vacancy rates have substantially reduced revenue and EBITDA from multi-housing accounts for the past several years.” Though current vacancy rates are even better than they were pre-recession, shareholders have not yet received an updated explanation for why Mac-Gray has failed to grow revenue and EBITDA over the past two years. According to a report by Reis Inc., the national apartment vacancy rate fell to 4.3% in the first quarter of 2013, the lowest it has been since 20011.

[1]	Source: http://www.reuters.com/assets/print?aid=USBRE93204820130403

Mac-Gray’s disappointing operating performance is even more apparent when compared to that of its closest peers Coinmach and WASH Multifamily Laundry Systems (“WASH” or “WASH Multifamily”) (both are private companies), as well as other publicly listed apartment REITs that are exposed to the same vacancy dynamics. The aforementioned improvement in apartment vacancy rates has also allowed apartment REIT’s to exhibit strong revenue growth since FY2010, resulting in significant share price appreciation. In comparison, Mac-Gray’s inability to capitalize on improved sector fundamentals has not only resulted in stagnant revenue growth and sub-par profit margins, but also deteriorating share price performance as noted above.

As shareholders, we question who is ultimately to blame for not ensuring that Management has the right plan to grow the business and create shareholder value. Shouldn’t long serving Board members – i.e. the two legacy directors who are up for election this year – be held accountable?

Mac-Gray’s Stagnant Revenue Growth Is Indicative of a Failed Growth Strategy

Source: FactSet, WASH and Coinmach investor presentations. Note: CAGR for WASH is from 2009-2012.

Sub-par share price performance compared to companies with similar exposure

	TSR
Total Shareholder Return (5/2/2013)	1-year	3-year
Associated Estates Realty Corp (AEC)	9.6%	40.8%
AvalonBay Communities Inc (AVB)	-7.4%	32.0%
Equity Residential (EQR)	-6.4%	30.3%
Essex Property Trust Inc (ESS)	2.1%	54.9%
Mid America Apartment Communities Inc (MAA)	3.7%	35.9%
Apartment REIT Median	2.1%	35.9%
Russell 2000	18.2%	33.6%

Mac-Gray Corp	-9.3%	12.8%

Source: Bloomberg. Not annualized.

Inability to formulate a credible growth strategy

In its April 30, 2013 letter to shareholders, Mac-Gray noted the following:

“Despite challenging market conditions, the Company’s financial position was significantly improved in 2012 through the combination of debt reduction, redemption of its 7.625% senior notes, a new, more favorable credit facility and ongoing cost control measures...Looking ahead, in light of the opportunities to increase revenue through organic growth and acquisitions, your Board and management team are enthusiastic about the long-term outlook for Mac-Gray’s core business.”

And in its investor presentation dated May 5, 2011, Mac-Gray noted: “Unusually high vacancy rates have substantially reduced revenue and EBITDA from multi-housing accounts for the past several years.”

We wonder how long the legacy directors and Management will hide behind their “challenging market conditions” argument. As detailed above, other companies exposed to the same underlying market – i.e. Apartment REITs, Coinmach, and WASH – have performed considerably better than Mac-Gray. Moreover, the stock market has recovered to higher than pre-recession levels. How is it that the conditions remain challenging for Mac-Gray only, while others in the same end-market are thriving?

Furthermore, while Mac-Gray previously attributed its poor performance to “high vacancy rates”, it is now distancing itself from this argument, probably because of its sustained poor financial performance despite favorable vacancy rates. Interestingly, while commenting on its first quarter 2013 results yesterday, Mac-Gray noted: “While we are experiencing respectable usage growth in several markets due in part to high apartment occupancy rates, occupancy is not the sole driver of our business.” Management seems to have made quite an about-face in its position on vacancy rates.

We believe Mac-Gray’s failure to create shareholder value is due to an ineffective Board, one that has abdicated its duties to assist Management in formulating a credible strategy. Whatever Management’s strategy is, it has undeniably failed. For instance, revenue increased by 0.03% year-over-year, gross profit fell by 4.5% year-over-year, and operating income declined by 3.6% year-over-year in fiscal year 2012. The first quarter 2013 results that were announced yesterday illustrate that the financial performance at Mac-Gray is RAPIDLY DETERIORATING. Revenue declined 3.1% year-over-year and Adjusted EBITDA declined by 6.9% (after adding back one-time litigation expense).

In sharp contrast, Coinmach and WASH are growing. Coinmach’s laundry route business has grown revenue and Adjusted EBITDA at compound annual growth rates of 1.3% and 2.1%, respectively, since 2010. At a recent investor conference, WASH pointed out that its revenue and EBITDA have grown in EVERY quarter since 2009, AND that the company has grown revenue and EBITDA at compound annual growth rates of 6.3% and 26%, respectively, over the past three years.

Laundry Industry Comparative Financial Performance

	Coinmach Laundry Route Bus.	WASH Multifamily	Mac-Gray	Mac-Gray
	2010-2012	2009-2012	2010-2012	Q1 2013 YOY
Revenue growth	1.3%	6.3%	0.3%	-3.1%
Adj. EBITDA growth*	2.1%	26%	-0.2%	-6.9%

Source: Annualized data. Coinmach data from investor presentation on 4/30/13; WASH Multifamily data from investor presentation on 2/26/13

*	Excludes one time litigation expense for Mac-Gray

Shareholders should remember that during its proxy contest in 2011, Mac-Gray laid out a strategy that included enhancing operational efficiency through Change Point Technology and taking advantage of attractive acquisition opportunities. Since 2011, no material acquisitions have been announced and operational efficiency has worsened as evidenced by the Company’s declining EBITDA margins.

Change Point Technology has failed to yield results

Source: Mac-Gray 10-K. Coinmach data from investor presentation at Deutsche Bank/Morgan Stanley investor conference

Interestingly, the current strategy as laid out in the April 30, 2013 letter to shareholders is eerily similar to the one Mac-Gray outlined in 2011 – a strategy that destroyed shareholder value and failed to spur growth. Consequently, we have grave concerns about the Board’s role in guiding Management. Why does Mac-Gray plan to pursue the same failed strategy going forward? How does repaying debt and increasing dividends alone help grow the business? What is the real plan to create shareholder value?

And who bears the responsibility for the Board’s decision to reject the $17.50 per share offer when two years later, Mac-Gray’s stock is trading 30% below the offer price?

New Religion on Corporate Governance?

In stark contrast to past elections, your Board has elected to implement a heretofore ignored age limit in its nominations. This year, the Board has decided to retire Class I Director Edward F. McCauley, citing his age, and preclude shareholders from having a voice in electing his replacement, instead saying the size of the Board will be reduced. Because the size of the Board is determined by the Board itself, this Board retains its right to self-appoint an eighth director immediately following the Annual Meeting without a shareholder vote. This matter could have been addressed at the special meeting of the Board held on April 5, 2013, but no such disclosures have been made by the Company.

Moab believes the Board’s actions to be a cynical manipulation of the circumstances, designed to further entrench itself and stifle the voice of independent shareholders. By shrinking this year’s slate to two directors, your Board has ensured that any new directors chosen by shareholders will be a minority in the boardroom for at least another year, thereby protecting the failed status quo.

This Company appears to be playing with the size of its Board like an accordion, conveniently contracting at the time of the shareholder vote while leaving itself the option to expand after the election behind closed doors. Actions such as these subject the Board to litigation and expenses, and Moab reserves its right to take legal action if the Board announces a surprise expansion following this year’s stockholder vote.

Furthermore, we are surprised to see that the Board wants credit for implementing changes in corporate governance structure. We wonder what caused the Board to adopt this new religion on shareholder rights, when for two consecutive years the same Board (including both directors up for election at the 2013 meeting) refused to adopt majority approved shareholder proposals.

Institutional Shareholder Services (“ISS”) called out the Board for its shareholder unfriendly posture by noting the following in its 2012 report:

“This is the third time in two years that the company has failed to respond to a shareholder proposal, and the second consecutive year in which it has ignored a successful proposal to declassify the board. In 2010, shareholder proposals to declassify the board and eliminate the company’s poison pill received the support of 51.4 percent and 51.1 percent, respectively, of the company’s outstanding shares. Any proposal that receives support from a majority of a company’s outstanding shares represents a strong call to action by the company’s shareholders. The board’s failure to take action demonstrates a lack of responsiveness to shareholder concerns. The board appears to suffer from a chronic delusion that it has primacy in the shareholder-director principal-agent relationship.”

Unsurprisingly, ISS assigned a ZERO governance score (HIGH CONCERN) to Mac-Gray last year.

We believe that the Board’s recent change of heart is due to our nomination of directors for the 2013 shareholder meeting. The Board yet again wants to fool shareholders by making last minute corporate governance changes in hopes that shareholders will not remember its track record. Also, when considering the recent governance changes, why didn’t the Board adopt the shareholder approved proposal to declassify itself?

Board Accuses Moab of being a Day Trader

In his letter to shareholders on April 30, 2013, Chairman of the Board Thomas E. Bullock accused Moab of being day traders of Mac-Gray’s stock with a focus on making a quick buck. We find this accusation preposterous and question why Mr. Bullock wants to waste Company time and money parsing through the trading records of a shareholder that has very clearly built a substantial position in the Company over more than three years.

Mr. Bullock, Moab’s transactions largely relate to the opening and closings of accounts it manages and no reasonable observer would consider Moab’s investment in Mac-Gray to be a day trade. As the chart below shows, Moab has increased its position over more than three years.

Moab’s beneficial share ownership

Company Letting Costs Run Out of Control

In its definitive proxy statement filed on April 29, 2013, Mac-Gray increased its estimate of the costs of this proxy contest to $750,000 from $500,000 previously. This figure exceeds the costs of Moab’s solicitation by $580,000, and is more than quadruple Moab’s estimated costs.

Moab’s Plan

We do not believe that the two directors Mac-Gray has nominated for reelection have served independent shareholder interests during their tenure. As highlighted above, the two legacy directors have been part of a Board which is responsible for destruction of shareholder value, for failure to guide management in formulating a credible strategic plan – one that would create value – and for ignoring shareholder approved governance proposals. In comparison, we are confident that electing Mr. James E. Hyman and Mr. Michael M. Rothenberg (the “Moab Nominees”) is critical to reverse the Board’s history of dismal corporate governance practices and put an end to the management team’s past mistakes. Specifically, the Moab Nominees intend to:

•	Conduct a thorough operational review to understand why profit margins have fallen and why they lag those exhibited by others in the industry

•	Consider the viability of each operating market with a buy/divest/harvest mindset

•	Evaluate the effectiveness of key executives and their incentives

•	Evaluate numerous ancillary business opportunities pursued by peers

•	Increase dividends

•	Implement a share repurchase program

•	Declassify the Board

•	Allow stockholders to call special meetings

•	Objectively consider any proposals to acquire the Company at premium valuations

Please support Mr. Hyman and Mr. Rothenberg in bringing a fresh perspective to your Board of Directors.

PLEASE READ OUR PROXY AND MAKE AN INFORMED VOTE ON THE BLUE PROXY CARD.

Sincerely,

Michael M. Rothenberg

Additional Information

MOAB CAPITAL PARTNERS, LLC (“MOAB CAPITAL”) WILL FILE A PROXY STATEMENT REGARDING THE ELECTION OF DIRECTORS OF MAC-GRAY CORPORATION (THE “COMPANY”) AT THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MOAB PARTNERS, L.P. FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, THIS DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION AT NO CHARGE FROM THE PARTICIPANTS AND AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

THE FOLLOWING MAY BE DEEMED, UNDER SEC RULES, TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE COMPANY’S STOCKHOLDERS IN CONNECTION WITH THE UPCOMING ELECTION OF THE COMPANY’S BOARD OF DIRECTORS: (I) MOAB CAPITAL, (II) THE OFFICERS AND MANAGEMENT OF MOAB CAPITAL, INCLUDING MICHAEL ROTHENBERG, (III) MOAB PARTNERS, L.P. AND (IV) JAMES HYMAN, THE INDIVIDUAL NOMINATED BY MOAB CAPITAL FOR DIRECTOR. INFORMATION REGARDING THE PARTICIPANTS AND THE INTERESTS OF MOAB CAPITAL AND ITS AFFILIATES THAT ALSO OWN SHARES OF THE COMPANY MAY BE FOUND IN FILINGS BY MOAB CAPITAL WITH THE SEC ON SCHEDULE 13D, AS AMENDED, WHICH INCLUDES A COPY OF THE NOTICE OF NOMINATION AND PROVIDES DETAILED INFORMATION ABOUT THE PARTICIPANTS.

Contact

Michael Rothenberg: (212) 981-2647, mr@moabpartners.com.

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

(973) 873-7721 (call collect) Or TOLL-FREE (888) 991-1298

Important Additional Information

Moab currently intends to file a definitive proxy statement for the annual shareholders’ meeting (the “Proxy Statement”) soliciting votes for Moab’s nominees to the Company’s Board of Directors. Moab is not asking you at this time to vote on its slate of directors. Once Moab’s Proxy Statement becomes available, Moab strongly advises shareholders to carefully read that Proxy Statement because it will contain important information. Information concerning Moab and any other persons deemed participants in Moab’s solicitation or proxies from shareholders in connection with the annual meeting will also be available in Moab’s Proxy Statement. Once Moab’s Proxy Statement becomes available, shareholders will be able to obtain, free of charge, copies of that statement and any other documents Moab files with or furnishes to the Securities and Exchange Commission (“SEC”) through the SEC’s website (http://www.sec.gov).